Exhibit 23.5

18012 Sky Park Circle, Suite 100 Irvine, California 92614 tel 949-852-1600 fax 949-852-1606 www.rjicpas.com

Consent of Independents Auditors’

We consent to the inclusion in the Registration Statement to Form S-1 Amendment No. 2 of Proficient Auto Logistics, Inc. (the “Registration Company”) of our report dated February 28, 2024, relating to the consolidated financial statements of the Deluxe Auto Carriers, Inc. and Affiliate (the “Company”) as of December 31, 2023 and 2022 and for the years then ended, and our report dated February 27, 2024 relating to the consolidated financial statements of the Deluxe Auto Carriers, Inc. and Affiliate (the “Company”) as of December 31, 2022 and 2021 and for the years then ended, included in this Registration Statement on Form S-1 for the Company’s consolidated financial statements and to the reference of our Firm under the caption “Experts” on the Registration Statement.

/s/ Ramirez Jimenez International CPAs

Irvine, California

April 29, 2024